Exhibit 99.1

Investor Contact:	Press Contact:
Centra Software, Inc.	Centra Software, Inc.
Kristine Mozes/781-869-4162	Ellen Slaby/781-994-1068
kmozes@centra.com	eslaby@centra.com

Centra Reports 2004 Second Quarter Results

Revenues Increased 7% Sequentially; Cost-Reduction Initiatives Implemented;

Progress Made on Business Goals

LEXINGTON, Mass. (August 3, 2004) – Centra Software, Inc. (NASDAQ: CTRA), a leading provider of specialized application software and services for online business collaboration, today announced financial results for the second quarter ended June 30, 2004.

Second Quarter 2004 Results

Revenues for the second quarter were $9.3 million, up 7 percent from $8.6 million in the first quarter of 2004. Revenues increased sequentially for all three revenue types. Software license revenue for the second quarter was $2.6 million, or 28 percent of total revenues, representing a 3 percent increase over the previous quarter. Software services revenues were $2.6 million for the second quarter, or 28 percent of total revenues, representing an 11 percent increase over the previous period. Maintenance and professional services revenues were $4.0 million in the second quarter, or 44 percent of total revenues, representing an 8 percent increase over the first quarter of 2004.

Net loss for the second quarter of 2004 was $4.8 million, or $0.18 per share, which included $547,000, or $0.02 per share, in restructuring charges associated with the closing of the Company’s development facility in North Carolina, as well as a reduction in Centra’s workforce. This compared with a net loss of $3.1 million, or $0.12 per share, for the first quarter of this year. Gross margin percentage increased by 250 basis points sequentially to 80.9 percent for the second quarter of 2004, compared with 78.4 percent in the first quarter of 2004.

Centra’s cash, cash equivalents, and short-term investments totaled $30.4 million as of June 30, 2004, compared with $34.9 million at the end of March 2004. The Company’s days sales outstanding (DSO) was 40 days at the end of the quarter, compared with 48 days at the end of the first quarter in 2004.

CEO Comments

“During the second quarter, we grew total revenues by 7 percent sequentially, implemented cost-reduction initiatives and made solid progress on our business goals,” said Paul R. Gudonis, president and CEO of Centra. “While the transition to our new strategy is still underway, we are encouraged by the progress we are making and the positive response we are getting from the marketplace.”

“Although second quarter revenues came in slightly below our guidance, our overall bookings were in line with our internal objective and exceeded second quarter revenues. We were pleased to see sequential revenue growth from all three of our revenue types, with solid growth particularly coming from our ASP business. International business increased significantly in the second quarter from the previous quarter, mainly due to record sales in the Asia-Pacific region, and specifically in Australia. We continued to build the quality and quantity of our pipeline during the second quarter and are receiving high interest in our new Enterprise Advantage Subscription pricing model from existing customers. Our objective is to increase our future revenue visibility and backlog so that we can exit 2004 with a more stable foundation for increasing revenue growth. We believe we are making progress toward achieving this objective,” continued Gudonis.

“In June, we took significant measures to reduce our cost structure, lower our break-even point and align our resources with our new strategy. In total, these measures will reduce our headcount by 40 people, or approximately 15 percent of our workforce, and has resulted in the closing of our product development facility in North Carolina. The annualized cost savings related to these actions is estimated to be $3 million to $4 million.”

“As previously reported, one of our goals is to reposition Centra as a provider of value-added specialized applications to the Global 5000 and large education and government agencies. In the past, we have stated that our business goals are to increase the size of our customer base in our target markets, broaden our relationships with existing strategic customers and transition to a sales model that focuses on selling solutions. I am pleased to report that we added 13 new strategic customers in the second quarter, and that 28 existing strategic customers bought more software and/or services from Centra. In addition, our new and existing strategic customers are buying Centra products for a variety of specialized applications. While the majority of our new and existing strategic customers in the second quarter plan to use Centra’s technology for collaborative learning, one-third plan to use Centra for either application deployment, sales effectiveness or customer acquisition, with several customers in each solution category,” said Gudonis.

“While we are encouraged with the progress we are beginning to make toward our long-term business goals, there is still more work to be done. Looking forward, we expect third quarter results to follow the software industry’s historical seasonal patterns and be flat to slightly down sequentially, as a result of the slower sales activity during the summer months. Due to our cost-reduction initiatives, we expect loss per share to improve in the third quarter to be in the range of $0.12 to $0.15. We continue to believe that by successfully executing on our business strategy, we will be able to significantly grow revenues and achieve profitability,” concluded Gudonis.

Second Quarter Highlights

•	Centra added 54 new customers in the second quarter, 13 of which are strategic customers, including the Department of Education in Australia, Samsung, the U.S. Department of Energy and the University of Florida. The Company also expanded sales to its installed base, including additional contracts with strategic customers such as AMD, Avon Products, Farm Credit Corporation and First American Corporation.

•	Centra announced a 15 percent reduction in its worldwide workforce as part of a second quarter cost-reduction initiative. In addition, Centra consolidated its production and development efforts by closing a facility in North Carolina and moving all engineering activities to its corporate headquarters in Lexington, Massachusetts.

•	The Centra Summit in May drew a record number of attendees to Boston for the largest vendor-hosted User Conference in the online business collaboration industry. At the Summit, Centra unveiled a multi-year, subscription-based, flat-fee, unlimited use pricing model designed to meet expected growth in end-user demand for real-time collaboration. Centra’s new Enterprise Advantage Subscription pricing model augments current ASP and on-premises pricing options.

•	Centra was recognized by the Gartner Group as a leader in the Web-conferencing Magic Quadrant. Among the leaders, according to Gartner, Centra has the greatest completeness-of-vision based on factors that include scalability, range of features and size of installed base.

•	Centra launched an interactive marketing and advertising campaign in major business and industry media outlets including BusinessWeek,Fortune and Baseline magazines.

•	Centra forged new joint marketing and reseller agreements with conferencing product, services and solution providers including Questmark Limited, the UK’s leading independent supplier of videoconferencing systems and services; Ventis, a leading consulting services company based in Ireland; and Video Guidance, a U.S.-based video, voice and Web conferencing services provider.

•	Centra shipped version 7.1 of Centra 7, which offers enhancements for increased ease of use and support for collaborative workflows. New features include greater integration for contextual collaboration with Microsoft Office, integration with Public Switched Telephone Networks (PSTN), streamlined pre- and post-meeting attendance and management capabilities, enhanced Knowledge Center reporting, increased enterprise-class administration features and enhanced branding capabilities.

Second Quarter Conference Call

Centra will host a conference call on Wednesday, August 4, 2004 at 10:00 a.m. EST to discuss these results in more detail. The call will be simultaneously Webcast over the Internet. To access the Webcast, go to the Company’s Web site at www.centra.com/investorrelations.

About Centra

Online business collaboration solutions from Centra create workforce efficiencies and enable organizations to share and exchange business-critical information with geographically distributed customers, partners, prospects and employees. Centra’s solutions integrate real-time collaboration and departmental business processes with specialized applications that increase sales effectiveness, improve collaborative learning and accelerate enterprise application rollouts and customer acquisition initiatives. Currently available in 12 languages, Centra solutions can be deployed as on-site software or through its ASP service and are supported by an active ecosystem of value-added partners, including Siebel, PeopleSoft, SAP and Deloitte Consulting. Organizations across every major industry and market sector choose Centra, including Wyndham International, Weyerhaeuser, Underwriters Laboratories, BMW and Stanford University. Headquartered in Lexington, Massachusetts, Centra serves a worldwide customer base throughout the Americas, Europe, Asia and Australia. For more information, visit www.centra.com.

Safe Harbor Statement Regarding Forward-Looking Statements

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements about the beliefs and expectations of management regarding the Company’s future performance, the Company’s strategic initiatives, its ability to achieve and maintain a leadership position in real-time conferencing and collaboration, demand for the Company’s software services and management’s goals and objectives regarding future results of operations. These statements reflect management’s beliefs and expectations as of the date of this statement, and involve risk and uncertainties that may cause actual results, events and performance to differ materially. These risk factors include, but are not limited to, risks associated with the Company’s ability to successfully execute its strategic plan, the effect of the Company’s cost-cutting measures on its operations, acceptance by customers of the Company’s Enterprise Advantage Subscription pricing model, uncertainty of market reaction to the Company’s sales and marketing efforts, product demand for and market acceptance of the Centra 7 collaboration platform and the Company’s other current and future products, the effect of economic conditions generally on the market for IT spending and for the Company’s products, the results of future research and development activities, the impact of competitive products and pricing, technological difficulties and/or other factors outside the control of the Company. There is no assurance that the Company will be able to implement its growth and operating plans as anticipated, or achieve its revenue and earnings goals. For a description of additional risks, and uncertainties, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its Form 10-Q for the three months ended March 31, 2004, which are available at http://www.centra.com/investorrelations. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Centra is a registered trademark of Centra Software, Inc. All other trademarks referenced herein are the property of their respective owners.

(Tables to Follow)

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2003	June 30, 2004
Assets
Current assets
Cash, cash equivalents and short-term investments	$28,888	$30,386
Accounts receivable, net	7,832	4,139
Prepaid expenses and other current assets	979	1,204

Total current assets	37,699	35,729
Long-term investments	5,888	—
Property and equipment, net	1,664	1,778
Restricted cash	433	433
Other assets	111	43
Intangible assets, net	233	—

Total assets	$46,028	$37,983

Liabilities and stockholders' equity
Current liabilities
Current maturities of long-term debt	$1,711	$975
Accounts payable	904	1,335
Accrued expenses	6,195	6,037
Deferred revenue	12,340	12,435

Total current liabilities	21,150	20,782

Long-term debt, net of current maturities	553	249

Total stockholders' equity	24,325	16,952

Total liabilities and stockholders' equity	$46,028	$37,983

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2003 and 2004

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2003	2004	2003	2004
Revenues
License	$4,613	$2,612	$8,978	$5,143
Software services	2,093	2,630	3,936	5,001
Maintenance and professional services	3,686	4,015	7,161	7,749

Total revenues	10,392	9,257	20,075	17,893

Cost of revenues
License	133	54	273	131
Amortization of acquired developed technology	175	58	350	233
Software services	560	593	1,141	1,229
Maintenance and professional services	1,084	1,060	2,115	2,036

Total cost of revenues	1,952	1,765	3,879	3,629

Gross profit	8,440	7,492	16,196	14,264

Operating expenses
Sales and marketing	5,488	6,897	10,945	12,052
Product development	2,999	2,817	5,953	5,576
General and administrative	2,236	2,162	4,582	4,140
Restructuring charges	—	547	—	547

Total operating expenses	10,723	12,423	21,480	22,315

Operating loss	(2,283)	(4,931)	(5,284)	(8,051)

Other income, net	76	92	158	74

Net loss	$(2,207)	$(4,839)	$(5,126)	$(7,977)

Basic and diluted net loss per share	$(0.08)	$(0.18)	$(0.20)	$(0.29)

Weighted average shares outstanding
Basic and diluted	26,385	27,335	26,231	27,243